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           [KPMG LOGO]                                              EXHIBIT 23.1

                        [Chartered Accountants Letterhead]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Consolidated Water Co. Ltd.


We consent to the incorporation by reference in the registration statement on Form F-3 of Consolidated Water Co. Ltd. of our report dated March 18, 2003, except for notes 2, 8, 10, 12, and 21 which are dated June 26, 2003 with respect to the consolidated balance sheets of Consolidated Water Co. Ltd. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Form 10-K/A of Consolidated Water Co. Ltd. included therein and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG


George Town, Cayman Islands
July 11, 2003